================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              METATEC CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

   [Metatec Logo]

                            METATEC INTERNATIONAL, INC.

                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD ON MAY 16, 2000

   To the Shareholders of
   METATEC INTERNATIONAL, INC.:

     Notice is hereby given that the Annual Meeting of Shareholders of Metatec International, Inc., an Ohio corporation (the "Company"), will be held at the Company's principal executive offices located at 7001 Metatec Boulevard, Dublin, Ohio 43017, on Tuesday, May 16, 2000, at 1:00 p.m., local time, for the following purposes:

          1. To elect two Class I directors.

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on March 24, 2000, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

     In order that your shares may be represented at this meeting and to assure a quorum, please sign and return the enclosed proxy promptly. A return addressed envelope, which requires no postage, is enclosed. If you are able to attend the meeting and wish to vote in person, at your request we will cancel your proxy.

                                         By Order of the Board of Directors

                                         Julia A. Pollner
                                         Secretary

Dated: March 27, 2000

                          METATEC INTERNATIONAL, INC.

                                PROXY STATEMENT

                                    GENERAL

     This Proxy Statement is being furnished to the holders of common shares, without par value, of the Company ("Metatec Shares") in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Company's Annual Meeting of Shareholders. The Annual Meeting will be held at the Company's principal executive offices located at 7001 Metatec Boulevard, Dublin, Ohio 43017, on Tuesday, May 16, 2000, at 1:00 p.m., local time, for the purposes set forth on the accompanying Notice of Annual Meeting.

     The approximate date on which this Proxy Statement and the form of proxy will be first sent to shareholders is March 27, 2000.

                               PROXIES AND VOTING

     The close of business on March 24, 2000, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On the record date, 6,080,613 Metatec Shares were outstanding and entitled to vote. Each Metatec Share is entitled to one vote.

     All Metatec Shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. If no choices are indicated on a proxy, the Metatec Shares represented by that proxy will be voted in favor of the nominees for election as Class I directors. Any proxy may be revoked at any time prior to its exercise by delivering to the Company a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A shareholder's presence at the Annual Meeting will not by itself revoke the proxy. Abstentions will not be counted in determining the votes cast for the election of directors and will not have a positive or negative effect on the outcome of the election. If your Metatec Shares are held in street name, you will need to instruct your broker regarding how to vote your Metatec Shares. If you do not provide your broker with voting instructions regarding the election of directors, your broker will nevertheless have discretion to vote your Metatec Shares for the election of directors. There are certain matters, however, over which your broker will not have discretion to vote your Metatec Shares without your instructions--these situations are referred to as "broker non-votes." If such a matter comes before the Annual Meeting (which is not anticipated), your Metatec Shares will not be voted on that matter. Abstentions, but not broker non-votes, will be considered as Metatec Shares present and entitled to vote at the Annual Meeting and will be counted for purposes of determining whether a quorum is present.

     Shareholders do not have the right to cumulate their votes in electing directors, and the nominees who receive the highest number of votes will be elected.

                             ELECTION OF DIRECTORS

     The number of directors currently is fixed at six. The Board of Directors is divided into three classes, Class I, Class II, and Class III, with two directors in each class. The directors in each class are elected to three-year terms. The terms of office of one class of directors expire each year at the annual meeting of shareholders and at such time as their successors are duly elected and qualified. The term of office of the Class I directors expires concurrently with the holding of the Annual Meeting, and the two incumbent directors in Class I have been nominated for re-election. If any nominee named below as a Class I director is unable to serve (which is not anticipated), the persons named in the proxy may vote for another nominee of their choice.

                               CLASS I DIRECTORS
                            (NOMINEES FOR ELECTION)

                                                                                      METATEC SHARES
            NAME OF                                                        DIRECTOR   OF THE COMPANY
         DIRECTOR AND                                                       OF THE     BENEFICIALLY
         POSITION WITH                PRINCIPAL OCCUPATION(S) DURING THE   COMPANY     OWNED AS OF     PERCENT
          THE COMPANY            AGE            PAST FIVE YEARS             SINCE     MARCH 9, 2000    OF CLASS
         -------------           ---  -----------------------------------  --------   --------------   --------
Joseph F. Keeler, Jr.,           59   Chairman, Chief Executive Officer      1997        210,034         3.4%
  Director                            and President of the Fishel
                                      Company, a national underground
                                      utility contractor, since 1978. Mr.
                                      Keeler has been with The Fishel
                                      Company since 1967. Mr. Keeler is
                                      also a director of Airnet Systems,
                                      Inc.
Peter J. Kight,                  43   Chairman, Chief Executive Officer      1994         48,834         *
  Director                            and President of Checkfree
                                      Corporation, a company that
                                      provides a nationwide electronic
                                      bill paying system, since January
                                      1981.

     Set forth below is information relating to directors whose terms will continue after the Annual Meeting.

                               CLASS II DIRECTORS
                            (TERMS EXPIRING IN 2001)

                                                                                      METATEC SHARES
            NAME OF                                                        DIRECTOR   OF THE COMPANY
         DIRECTOR AND                                                       OF THE     BENEFICIALLY
         POSITION WITH                PRINCIPAL OCCUPATION(S) DURING THE   COMPANY     OWNED AS OF     PERCENT
          THE COMPANY            AGE            PAST FIVE YEARS             SINCE     MARCH 9, 2000    OF CLASS
         -------------           ---  -----------------------------------  --------   --------------   --------
Jerry D. Miller,                 64   President of D&D Properties, Inc.      1976         17,000         *
  Director                            and President of MGB, Inc., two
                                      companies engaged in the real
                                      estate business, since May 1992.
                                      President and Treasurer of the
                                      Company from its incorporation in
                                      1976 until May 1993. Chairman of
                                      the Board of the Company from June
                                      1978 until August 1989.

                                                                                      METATEC SHARES
            NAME OF                                                        DIRECTOR   OF THE COMPANY
         DIRECTOR AND                                                       OF THE     BENEFICIALLY
         POSITION WITH                PRINCIPAL OCCUPATION(S) DURING THE   COMPANY     OWNED AS OF     PERCENT
          THE COMPANY            AGE            PAST FIVE YEARS             SINCE     MARCH 9, 2000    OF CLASS
         -------------           ---  -----------------------------------  --------   --------------   --------
James V. Pickett,                58   Principal of Stonehenge Holdings,      1995        152,623         2.5%
  Director                            Inc., a private equity investment
                                      firm, since August 1999. Vice
                                      Chairman of Banc One Capital Corp.,
                                      a subsidiary of Banc One Holding
                                      Corporation, 1993 through July
                                      1999. Principal of Pickett Realty
                                      Advisors, Inc., an asset management
                                      firm for hotel owners, since
                                      December 1991. Mr. Pickett is also
                                      a director of Wendys International,
                                      Inc.

                              CLASS III DIRECTORS
                            (TERMS EXPIRING IN 2002)

                                                                                      METATEC SHARES
            NAME OF                                                        DIRECTOR   OF THE COMPANY
         DIRECTOR AND                                                       OF THE     BENEFICIALLY
         POSITION WITH                PRINCIPAL OCCUPATION(S) DURING THE   COMPANY     OWNED AS OF     PERCENT
          THE COMPANY            AGE            PAST FIVE YEARS             SINCE     MARCH 9, 2000    OF CLASS
         -------------           ---  -----------------------------------  --------   --------------   --------
A. Grant Bowen,                  69   Financial consultant since March       1991         55,683         *
  Director                            1986.
Jeffrey M. Wilkins,              55   Chairman of the Board and Chief        1989        739,078         11.6%
  Chairman of the Board,              Executive Office of the Company
  President, and Chief                since 1989, and President since
  Executive Office of the             July 1998. Mr. Wilkins is also a
  Company                             director of CheckFree Holdings,
                                      Inc.

---------------

* Less than 1%

(1) Except as otherwise indicated in the notes to this table, the persons named in the table and their spouses have sole voting and investment power with respect to all Metatec Shares owned by them. For each of the directors, this table includes the following number of Metatec Shares which may be acquired upon the exercise of options that are currently exercisable or exercisable within 60 days of March 9, 2000: Mr. Bowen -- 15,000 Metatec Shares; Mr. Kight -- 15,000 Metatec Shares; Mr. Keeler -- 12,500 Metatec Shares; Mr. Miller -- 15,000 Metatec Shares; Mr. Pickett -- 25,000 Metatec Shares; and Mr. Wilkins -- 318,750 Metatec Shares.

(2) Includes 100 Metatec Shares owned by a trust which is for the benefit of one of Mr. Wilkins' children. Mr. Wilkins is the trustee of such trust. Also includes 46,000 Metatec Shares owned by a limited partnership, of which Mr. Wilkins is a general partner.

(3) Includes 48,334 Metatec Shares owned by a family limited partnership, of which Mr. Keeler is a partner.

(4) Includes 24,000 Metatec Shares owned by a corporation controlled by Mr. Pickett.

     In addition to the Metatec Shares beneficially owned by Mr. Wilkins, as set forth above, Christopher L. Winslow, Jeffrey F. Tarplin, Christopher T. Haynor, and Daniel D. Viren, the other named executive officers in the Summary Compensation Table set forth below, beneficially owned 69,488, -0-, 6,492, and 5,000 Metatec Shares, respectively, as of March 9, 2000, which constituted 1.1% of the outstanding Metatec Shares as of such date in the case of Mr. Winslow and constituted less than one percent of the outstanding Metatec Shares as of such date for Mr. Tarplin, Mr. Haynor, and Mr. Viren. Mr. Winslow and his spouse have sole voting and investment power with respect to all Metatec Shares owned by them. Mr. Tarplin, Mr. Haynor, and Mr. Viren have sole voting and investment power with respect to all Metatec Shares owned by them. The number of Metatec

Shares beneficially owned by Messrs. Winslow, Tarplin, Haynor and Viren include 62,500, -0-, 3,325, and -0- Metatec Shares, respectively, which may be acquired upon the exercise of options which are currently exercisable or exercisable within 60 days of March 9, 2000.

     As of March 9, 2000, the number of Metatec Shares owned by all directors and executive officers of the Company as a group (14 persons) was 1,440,346 (21.6%). The foregoing amount includes 592,075 Metatec Shares which may be acquired upon the exercise of options which are currently exercisable or exercisable within 60 days of March 9, 2000.

BOARD OF DIRECTORS COMMITTEES AND MEETINGS

     The Board of Directors held four meetings and took action one time by written consent during 1999. Each director attended at least 75% of the meetings held by the Board of Directors and the committees on which he served during 1999.

     The Board of Directors has established an Executive Committee, a Compensation Committee, and an Audit Committee. The members of the Executive Committee are Jeffrey M. Wilkins, Joseph F. Keeler, Jr., and James V. Pickett. The Executive Committee, which may exercise all of the authority of the Board of Directors between its meetings, did not meet during 1999. The members of the Compensation Committee are Joseph F. Keeler, Jr., Jerry D. Miller and James V. Pickett. The Compensation Committee, which is responsible for administering the Company's stock option plans and which may exercise the authority of the Board of Directors with respect to the compensation of employees of the Company, held two meetings and took action twice by written consent during 1999. The members of the Audit Committee are A. Grant Bowen, Peter J. Kight, and Jerry D. Miller. The Audit Committee, which is responsible for recommending the appointment of the independent auditors, reviewing with the independent auditors the annual audit of the Company's accounts by the independent auditors, and all related matters, along with other activities undertaken by such committee, held one meeting during 1999.

     The Board of Directors has no standing nominating committee or committee performing similar functions.

COMPENSATION OF DIRECTORS

     Employee directors receive no additional compensation for service on the Board of Directors or its committees. Directors of the Company who are not also employees of the Company receive a fee of $1,250 per board meeting attended in person, $500 per board meeting attended through telephonic communication and a quarterly retainer of $1,250. In addition, directors of the Company who are not officers or employees of the Company do not receive any additional compensation for committee meetings attended, unless the committee meets on a date different from a board meeting, in which case they receive $500 per committee meeting attended. The Company has a directors deferred compensation plan pursuant to which directors may defer all or a portion of their director fees.

     Directors of the Company who are not officers or employees of the Company or any of its subsidiaries currently receive stock options pursuant to the Company's 1999 Directors Stock Option Plan. Under this plan, immediately following each annual meeting of shareholders of the Company, each eligible director is automatically granted an option to purchase 5,000 Metatec Shares. These options are fully vested at the time of grant and must be exercised within five years of the grant date. In addition, each new director is automatically granted an option, on a one-time basis, to purchase 10,000 Metatec Shares. These one-time options have five-year terms and vest in equal annual installments over a four-year period. All options are granted at an exercise price equal to the fair market value of the Metatec Shares on the last trading day prior to the annual meeting relating to the date of grant.

                             EXECUTIVE COMPENSATION

     Set forth below is summary information regarding the annual and long-term compensation of the Company's chief executive officer and its four most highly compensated executive officers, other than the chief executive officer, at the end of 1999.

SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                               AWARDS
                                                                           --------------
                                                                           METATEC SHARES
                               ANNUAL COMPENSATION            OTHER          UNDERLYING
         NAME AND           --------------------------       ANNUAL           OPTIONS          ALL OTHER
    PRINCIPAL POSITION      YEAR    SALARY    BONUS(1)   COMPENSATION(2)     GRANTED(3)     COMPENSATION(4)
    ------------------      ----    ------    --------   ---------------   --------------   ---------------
Jeffrey M. Wilkins........  1999   $449,055   $     --            --          100,000            $8,210
  Chairman of the Board     1998   $288,462   $126,940            --               --            $4,814
  President, and Chief      1997   $250,000   $ 52,896            --          200,000            $3,858
  Executive Officer
Christopher L. Winslow....  1999   $145,818   $ 12,762            --            7,500            $7,645
  Executive Vice President  1998   $109,231   $ 78,000            --               --            $3,404
  and General Manager of    1997   $100,000   $ 31,456            --           27,500            $2,850
  Media and Logistics
  Operations
Jeffrey F. Tarplin (5)....  1999   $ 82,403   $ 24,652       $50,000           40,000            $   --
  Vice President and
  General Manager,
  Internet Products Group
Christopher T. Haynor.....  1999   $ 87,611   $  3,509       $61,961            7,500            $6,220
  Vice President, Sales     1998   $ 66,346   $ 19,501       $86,120               --            $3,583
                            1997   $ 61,231   $     --       $38,433               --            $1,783
Daniel D. Viren (6).......  1999   $ 94,567   $ 29,240       $20,000           50,000            $3,055
  Senior Vice President
  and Chief Financial
  Officer

---------------

(1) Mr. Wilkins' bonus was paid pursuant to his employment agreement with the Company. For 1999 and 1998, bonuses to the other named executive officers were earned pursuant to the Company's Open Book Management Plan. Under this plan, executives and employees (called "associates" at the Company) share a portion of the Company's pre-tax income each year. The amount of pre-tax income shared by executives and employees depends upon the Company's actual performance for the year relative to its targeted pre-tax income for that year. Individual financial awards are based upon the number of points earned under the plan by the executive or employee during the year. During 1997, bonuses to the other named executive officers were earned pursuant to an Incentive Compensation Plan for certain key executives of the Company selected by the chief executive officer. Pursuant to that plan, an individual target incentive amount for each executive and a target amount for the Company's pre-tax income was established. Each participating executive was paid a bonus in an amount ranging from 40% to 140% of his target incentive amount based on his percentage of the target pre-tax income actually achieved by the Company.

(2) Other annual compensation includes a $50,000 and $20,000 signing bonus for Mr. Tarplin and Mr. Viren, respectively. Amounts listed under other annual compensation for Mr. Haynor include commissions paid for the years 1997, 1998, and 1999.

(3) This column sets forth the number of Metatec Shares subject to options granted during the indicated year pursuant to the Company's 1990 Stock Option Plan.

(4) Represents amounts contributed by the Company as matching contributions to its 401(K) retirement plan and excess group term life insurance.

(5) Mr. Tarplin joined the Company in July 1999.

(6) Mr. Viren joined the Company in July 1999.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth all grants of stock options during 1999 to the executive officers named in the Summary Compensation Table:

                                                    INDIVIDUAL GRANTS                                POTENTIAL
                             ---------------------------------------------------------------     REALIZABLE VALUE
                                                      % OF                                       AT ASSUMED ANNUAL
                                                     TOTAL                                        RATES OF STOCK
                                 NUMBER OF          OPTIONS         EXERCISE                     APPRECIATION FOR
                               METATEC SHARES      GRANTED TO        PRICE                        OPTION TERM(3)
                                 UNDERLYING       EMPLOYEES IN        PER         EXPIRATION   ---------------------
NAME AND PRINCIPAL POSITION  OPTIONS GRANTED(1)   FISCAL YEAR       SHARE(2)         DATE         5%         10%
---------------------------  ------------------   ------------   --------------   ----------   --------   ----------
Jeffrey M. Wilkins.......         100,000             36.4%          $6.63         2/17/09     $416,957   $1,056,651
  Chairman of the Board
     President, and Chief
     Executive Officer
Christopher L. Winslow...           7,500              2.7%          $3.00        10/22/09     $ 14,150   $   35,859
  Executive Vice President
     and General Manager of
     Media and Logistics
     Operations
Jeffrey F. Tarplin.......          40,000             14.6%          $4.19         7/23/09     $105,403   $  267,111
  Vice President and
     General Manager,
     Internet Products
     Group
Christopher T. Haynor
  Vice President, Sales...          7,500              2.7%          $4.19         7/23/09     $ 19,763   $   50,083
Daniel D. Viren..........          50,000             18.2%          $4.19         7/23/09     $131,753   $  333,889
  Senior Vice President and
     Chief Financial
     Officer

---------------

(1) Except as otherwise indicated in the notes to this table, all of the options were granted under the Company's 1990 Stock Option Plan and are subject to a one-year or four-year vesting schedule.

(2) The per share exercise price is equal to the fair market value of Metatec Shares on the date of grant.

(3) The dollar amounts under the 5% and 10% columns are the result of calculations required by the rules of the Securities and Exchange Commission. Although permitted by these rules, the Company did not use an alternate formula for a grant date valuation because the Company is not aware of a formula that would determine with reasonable accuracy a present value based on future unknown factors.

OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR END OPTION VALUES

     The following tables sets forth stock option exercises during 1999 by the executive officers named in the Summary Compensation Table and the value of in-the-money stock options held by those individuals as of December 31, 1999:

                                                                            NUMBER OF
                                                                         METATEC SHARES        VALUE OF
                                                                           UNDERLYING        UNEXERCISED
                                                                           UNEXERCISED       IN-THE-MONEY
                                                                           OPTIONS AT         OPTIONS AT
                                          METATEC SHARES                    12/31/99           12/31/99
                                             ACQUIRED         VALUE       EXERCISABLE/       EXERCISABLE/
                  NAME                     ON EXERCISE     REALIZED(1)    UNEXERCISABLE    UNEXERCISABLE(2)
                  ----                    --------------   -----------   --------------    ----------------
Jeffrey M. Wilkins......................        0               0        212,500/112,500        $0/$0
  Chairman of the Board President, and
     Chief Executive Officer
Christopher L. Winslow..................        0               0          52,500/27,500        $0/$0
  Executive Vice President and General
     Manager of Media and Logistics
     Operations
Jeffrey F. Tarplin......................        0               0               0/40,000        $0/$0
  Vice President and General Manager,
     Internet Products Group
Christopher T. Haynor...................        0               0           3,050/15,550        $0/$0
  Vice President, Sales
Daniel D. Viren.........................        0               0               0/50,000        $0/$0
  Senior Vice President and Chief
     Financial Officer

---------------

(1) Aggregate market value of the Metatec Shares covered by the option less the aggregate price paid by the executive officer.

(2) The value of in-the-money options was determined by subtracting the exercise price from the closing price of Metatec Shares as of December 31, 1999.

EMPLOYMENT AGREEMENT WITH MR. WILKINS

     The Company and Mr. Wilkins are parties to an Amended and Restated Employment Agreement, as amended (the "Employment Agreement"), pursuant to which Mr. Wilkins is serving as Chairman of the Board and Chief Executive Office of the Company. The Employment Agreement continues until terminated by the parties. The Employment Agreement may be terminated by the Company for "Cause" (defined as dishonesty constituting a felony) or because of Mr. Wilkins' "Long-Term Disability." The Employment Agreement may also be terminated by Mr. Wilkins for "Good Reason" (defined as any material reduction in authority, title, or responsibility, any reduction in compensation or benefits or any assignment of additional duties) or by either party upon at least one year's notice. Mr. Wilkins' current annual base salary is $450,000. Mr. Wilkins is also entitled to receive fringe benefits, as determined by the Board of Directors, of the type which are typically provided to chief executive officers of similarly situated companies, and an annual incentive bonus (payable in quarterly installments, calculated on a cumulative basis) equal to a specified percentage of the net pre-tax profit of the Company (calculated without consideration of any such bonuses paid or payable to Mr. Wilkins). Prior to calendar year 1999, Mr. Wilkins was paid five percent of the net pre-tax profit of the Company. The Employment

Agreement was amended in 1999 to decrease the value of this bonus arrangement. For calendar years 1999, 2000, and 2001, Mr. Wilkins will be entitled to receive an amount equal to five percent, four percent, and three percent, respectively, of the net pre-tax profit of the Company for the applicable year, up to a maximum of $7.5 million of net pre-tax profit, and two and one-half percent of the net pre-tax profit, if any, in excess of $7.5 million. For calendar year 2002 and thereafter, Mr. Wilkins will be entitled to receive an amount equal to two and one-half percent of the net pre-tax profit of the Company. Upon termination of the Employment Agreement, unless the termination is by the Company for Cause or unless the termination is a voluntary termination by Mr. Wilkins without Good Reason, Mr. Wilkins is entitled to receive a single payment equal to his full annual salary in effect at the time. Mr. Wilkins is entitled to continue to receive the incentive bonuses for the three calendar years of the Company ending after the date of his termination and is also entitled to receive group life and group health insurance coverage for the one-year period following the date of his termination.

     The Company has the option to purchase all of Mr. Wilkins' Metatec Shares at fair market value upon Mr. Wilkins' death or Long-Term Disability or upon his voluntary termination other than Good Reason or upon the Company's termination for Cause. For a period of three years after termination of his employment, Mr. Wilkins is prohibited from competing against the Company unless he is terminated by the Company without Cause or he voluntarily resigns for Good Reason.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Company's Compensation Committee are Joseph F. Keeler, Jr., Jerry D. Miller and James V. Pickett. Until May 1993, prior to his appointment to the Compensation Committee, Mr. Miller served as President of the Company. There are no interlocking relationships between any executive officers of the Company and any entity whose directors or executive officers serve on the Company's Board of Directors or the Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors regularly reviews executive compensation policies and levels and evaluates the performance of management in the context of the Company's performance. The Compensation Committee is composed entirely of independent outside directors. The Compensation Committee believes that the Company's compensation policy must be designed to attract, retain, reward, and motivate highly qualified individuals to manage the Company to meet corporate growth and earnings objectives and to maximize shareholder value. The Company's compensation policy has three primary components, which are described below.

     BASE SALARY. The primary component of executive compensation is an annual base salary. In establishing the amount of an executive officer's annual base salary (other than the chief executive officer), the Compensation Committee reviews a recommendation made by the Company's chief executive officer and considers other factors as well, including the position held by the executive officer, his or her accomplishments during the year, his or her level of responsibility and experience, and the relationship of the executive officer's salary to the salaries of other managers and associates of the Company. After considering these factors, the Compensation Committee subjectively determines the amount of each executive officer's annual base salary.

     The annual base salary of Mr. Wilkins, the Company's chairman, president, and chief executive officer, is paid pursuant to his employment agreement with the Company. The Board of Directors and its Compensation Committee each has the authority to increase Mr. Wilkins' annual base salary, and in October 1998, the Compensation Committee increased Mr. Wilkins' annual base salary from $250,000 to $450,000. The Compensa-tion Committee increased Mr. Wilkins' annual base salary for a number of reasons. During 1998, Mr. Wilkins assumed additional responsibilities as President of the Company and as a result of the Company's purchase in September 1998 of substantially all of the assets used in the CD-ROM services business of Imation Corp. That acquisition more than doubled the Company's revenues, expanded its operations to Europe, expanded its major operating facilities from one to three, and added approximately 200 new employees. The Compensation Committee did not take any additional action with respect to Mr. Wilkins' base salary in 1999.

     ANNUAL INCENTIVE. A second component of executive compensation is the sharing by executives and all employees (called "associates" at the Company) on an annual basis of a predetermined portion of the Company's pre-tax income under the Company's Open Book Management Plan. The amount of pre-tax income shared by executives and associates depends upon the Company's actual performance for the year relative to its targeted pre-tax income for that year. The Open Book Management Plan -- which uses a point system to determine individual financial rewards -- is designed to give associates a stake in the outcome of the Company's business.

     Mr. Wilkins does not participate in the Open Book Management Plan. Instead, under his employment agreement with the Company, Mr. Wilkins receives an annual incentive bonus in addition to his base salary. The amount of this annual incentive bonus (which is payable in quarterly installments, calculated on a cumulative basis) is equal to a specified percentage of the net pre-tax profit of the Company (calculated without consideration of any such bonuses paid or payable to Mr. Wilkins). In late 1998, the Compensation Committee began reviewing this bonus arrangement and determined that a change in this arrangement was appropriate. First, the overall size of the Company had significantly increased due to the acquisition of Imation Corp.'s CD-ROM services business. Second, the Compensation Committee desired to create an arrangement which provides more long-term incentives. To that end, the Compensation Committee determined that a decrease in value to Mr. Wilkins' cash incentive bonus, coupled with a significant option grant, achieved the appropriate mix of short- and long-term incentives. Accordingly, in February 1999, the Company and Mr. Wilkins agreed to an amendment to Mr. Wilkins' employment agreement with respect to his annual incentive bonus. For calendar years 1999, 2000, and 2001, Mr. Wilkins will be entitled to receive an amount equal to five percent, four percent, and three percent, respectively, of the net pre-tax profit of the Company for the applicable year, up to a maximum of $7.5 million of net pre-tax profit, and two and one-half percent of the net pre-tax profit, if any, in excess of $7.5 million. For calendar year 2002 and thereafter, Mr. Wilkins will be entitled to receive an amount equal to two and one-half percent of the net pre-tax profit of the Company.

     LONG-TERM STOCK INCENTIVES. Stock options form the third component of executive compensation. The Company's 1990 Stock Option Plan is designed to align a portion of the executive and key associates compensation package with the long-term interests of shareholders. All options are granted by the Compensation Committee, whose members are not eligible to participate in this Plan. The Company's associates are granted options in amounts subjectively determined by the Compensation Committee to be appropriate given the relative positions and responsibilities of the associates.

     As discussed above, in February 1999, the Company and Mr. Wilkins agreed to an amendment to Mr. Wilkins' employment agreement which decreased the value of his cash incentive bonus. Concurrently with such decrease, and in order to achieve an appropriate mix of short- and long-term incentives, the Compensation Committee granted Mr. Wilkins an option to purchase 100,000 Metatec Shares at an exercise price of $6.63 per share, the fair market value of the Metatec Shares on the grant date. This option vests in February 2000.

                                                           Joseph F. Keeler, Jr.
                                                       Jerry D. Miller, Chairman
                                                                James V. Pickett

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and greater than 10% shareholders are required by the Securities and Exchange Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during 1999 all Section 16(a) filing requirements applicable to its officers and directors were complied with by such persons except as follows: Jeffrey M. Wilkins, Chairman of the Board, President, and Chief Executive Officer of the Company, failed to timely report the acquisition of 46,000 Metatec Shares by a limited partnership of which he is one of the general partners. The limited partnership acquired its 46,000 Metatec Shares in multiple transactions, all of which were more than three years ago and all of which were at prices exceeding $6.00 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As discussed above, Mr. Wilkins is entitled to receive an annual incentive bonus under the Employment Agreement in an amount equal to a specified percentage of the net pre-tax profits of the Company. See "Employment Agreement with Mr. Wilkins." This incentive bonus is paid in quarterly installments and is calculated on a cumulative basis. If Mr. Wilkins receives incentive bonus installment payments for any or all of the first three calendar quarters in any calendar year in an aggregate amount which exceeds the annual incentive bonus payable for that calendar year, then the Company has the right to offset such excess against the amounts next payable by the Company under the Employment Agreement until such excess is fully recovered by the Company. If offsets are insufficient to permit the recovery of such excess, the Company may also require Mr. Wilkins to repay the unrecovered portion of such excess promptly following the Company's request. Based upon the Company's financial performance for the first quarter of 1999, Mr. Wilkins received an incentive bonus installment payment of $75,000 for that quarter (no other incentive bonus quarterly installment payments were made in 1999). However, when calculated for the full year, no incentive bonus was payable to Mr. Wilkins for 1999, and Mr. Wilkins repaid the $75,000 installment payment in the first quarter of 2000.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth certain information with respect to the only persons known by the Company to own beneficially 5% or more of Metatec Shares:

                                    AMOUNT AND NATURE    PERCENT
       NAME AND ADDRESS OF            OF BENEFICIAL         OF
         BENEFICIAL OWNER             OWNERSHIP(1)      OWNERSHIP
       -------------------          -----------------   ---------
Jeffrey M. Wilkins                       739,078(2)        11.6%
  7001 Metatec Boulevard
  Dublin, Ohio 43017
Dimensional Fund Advisors, Inc.          499,100            8.2%
  1299 Ocean Avenue
  Santa Monica, California 90401

---------------

(1) Beneficial ownership as of December 31, 1999, except in the case of Mr. Wilkins, which is as of March 9, 2000.

(2) Includes the following: (i) 318,750 Metatec Shares which may be acquired upon the exercise of options which are currently exercisable or exercisable within 60 days of March 9, 2000; and (ii) 100 Metatec Shares owned by a trust which is for the benefit of one of Mr. Wilkins' children. Mr. Wilkins is the trustee of such trust. Also includes 46,000 Metatec Shares owned by a limited partnership of which Mr. Wilkins is a general partner.

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total return (assuming reinvestment of dividends) on Metatec Shares to the yearly percentage change in the cumulative total return of the NASDAQ Computer and Data Processing Services Index and the NASDAQ Stock Market Index -- United States. This comparison is shown for the five previous fiscal years of the Company. The graph and the amounts in the graph assume that $100 was invested on December 31, 1994 in Metatec Shares or in the applicable stock index and that all dividends were reinvested during the applicable fiscal year.

                                                         METATEC                NASDAQ COMPUTER &          NASDAQ STOCK MRKT -
                                                      INTERNATIONAL                    DP                          US
                                                      -------------             -----------------          -------------------
12/94                                                      100                         100                         100
12/95                                                      114                         152                         141
12/96                                                       70                         188                         174
12/97                                                       49                         231                         213
12/98                                                       78                         412                         300
12/99                                                       31                         871                         542

                                           DEC-94    DEC-95    DEC-96    DEC-97    DEC-98    DEC-99
                                           ------    ------    ------    ------    ------    ------
Metatec International....................   $100      $114      $ 70      $ 49      $ 78      $ 31
NASDAQ -- Computer & DP..................   $100      $152      $188      $231      $412      $871
NASDAQ Stock Mrkt -- US..................   $100      $141      $174      $213      $300      $542

     The foregoing graph is not -- nor is it intended to be -- any indication of the future performance of Metatec Shares.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP has been selected by the Board of Directors to be the Company's independent public accountants for the fiscal year ending December 31, 2000. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and to have an opportunity to make a statement if desired and to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 2001 annual meeting of shareholders must be received by the Company for inclusion in the proxy statement and form of proxy on or prior to 120 days in advance of the first anniversary of the date of this Proxy Statement. If a shareholder intends to present a proposal at the 2001 annual meeting of shareholders, but does not seek to include such proposal in the Company's Proxy Statement and form of proxy, such proposal must be received by the Company on or prior to 45 days in advance of the first anniversary date of this Proxy Statement or the persons named in the form of proxy for the 2001 annual meeting will be entitled to use their discretionary voting authority should such proposal then be raised at such meeting, without any discussion of the matter in the Company's Proxy Statement or form of proxy.

                                 OTHER MATTERS

     Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the accompanying form of proxy intend to vote the proxy in accordance with their judgment on such matters.

     The Company will bear the cost of soliciting proxies. In addition to the use of the mails, proxies may be solicited by officers, directors, and regular employees, personally or by telephone or telegraph. The Company will reimburse banks, brokers, and nominees for any out-of-pocket expenses incurred by them in sending proxy materials to the beneficial owners of Metatec Shares held by any banks, brokers or nominees. If follow-up requests for proxies are necessary, the Company may employ other persons to make these requests.

                                             JULIA A. POLLNER
                                             Secretary

                                REVOCABLE PROXY
                             METATEC INTERNATIONAL

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

                  ANNUAL MEETING OF SHAREHOLDERS MAY 16, 2000

          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Jeffrey M. Wilkins and Daniel D. Viren, and each of them, with full power of substitution, proxies to vote and act with respect to all Common Shares, without par value (the "Shares"), of Metatec International, Inc., an Ohio corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, May 16, 2000, at the Company's principal executive offices located at 7001 Metatec Boulevard, Dublin, Ohio, 43017, at 1:00 p.m., local time, and at any and all adjournments thereof, with all the powers the undersigned would possess if present in person, on the following proposals and any other matters that may properly come before the Annual Meeting.

1.     AUTHORITY TO ELECT ALL NOMINEES LISTED              FOR      WITHHOLD
       BELOW AS CLASS I DIRECTORS (except as
       marked to the contrary below):                      [ ]        [ ]

       Joseph F. Keeler, Jr.            Peter J. Kight

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

2.     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED     FOR  AGAINST  ABSTAIN
       TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY
       COME BEFORE THE MEETING OR ANY ADJOURNMENT          [ ]    [ ]      [ ]
       THEREOF.


     The Shares represented by this Proxy will be voted upon the proposals listed above in accordance with the instructions given by the undersigned, but if no instructions are given, this Proxy will be voted to elect all directors as set forth in Item 1, above, and in the discretion of the proxies, on any other matter which properly comes before the Annual Meeting.


                                             ---------------------------------
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                             METATEC INTERNATIONAL

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